Exhibit 10.1

AMENDED AND RESTATED

STOCKHOLDERS AGREEMENT

of

US FOODS HOLDING CORP.

dated as of June 1, 2016

- i -

THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is entered as of June 1, 2016, among US FOODS HOLDING CORP., a Delaware corporation (the “Company”), and each of the stockholders of the Company whose name appears on the signature pages hereof (each, a “Stockholder” and collectively, the “Stockholders”).

RECITALS

WHEREAS, pursuant to the Stock Purchase Agreement, dated May 2, 2007 (the “Purchase Agreement”), by and between Restore Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company (“Restore”), Ahold U.S.A., Inc. and Koninklijke Ahold N.V. (“Ahold”), Restore acquired all of the outstanding shares of common stock of U.S. Foodservice, Inc., a Delaware corporation (“USF”), and certain related trademarks described in the Purchase Agreement (the “Acquisition”);

WHEREAS, immediately following the Acquisition, Restore merged with and into USF and USF was the surviving corporation of the merger and wholly-owned subsidiary of the Company;

WHEREAS, the Company, USF, and the Stockholders previously entered into the USF Holding Corp. Stockholders Agreement, dated as of July 3, 2007 (the “Initial Agreement”), establishing certain terms and conditions upon which the shares of Common Stock (as defined below) would be held, including provisions restricting the transfer of shares of Common Stock, and providing for certain other matters;

WHEREAS, the Company is undertaking an underwritten initial public offering (the “IPO”) of shares of Common Stock; and

WHEREAS, in connection with, and effective upon, the date of the completion of the IPO (the “Closing Date”), pursuant to Section 5.3 of the Initial Agreement, the Company and the Stockholders wish to set forth certain understandings between such parties, including with respect to certain governance matters.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises hereinafter set forth, the Company and the Stockholders hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person.

“Annual Budget” has the meaning assigned to such term in Section 2.6(a)(ii).

“beneficial owner” or “beneficially own” has the meaning given such term in Rule 13d-3 under the Exchange Act and a Person’s beneficial ownership of Common Stock or other Voting Securities of the Company shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining beneficial ownership, (i) a Person shall be deemed to be the beneficial owner of any security which may be acquired by such Person, whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities and (ii) no Person shall be deemed to beneficially own any security solely as a result of such Person’s execution of this Agreement.

“Board” means the Board of Directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“Bylaws” means the Bylaws of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the terms of the Charter and the terms of this Agreement.

“CD&R Investors” means Clayton, Dubilier & Rice Fund VII, L.P., Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., CD&R Parallel Fund VII, L.P., CDR USF Co-Investor L.P., and CDR USF Co-Investor No. 2, L.P.

“CD&R” means Clayton, Dubilier & Rice, Inc.

“CD&R Designee” means any Director designated by the CD&R Investors pursuant to Section 2.1(a) of this Agreement.

“CEO” means the Chief Executive Officer of the Company in office from time to time.

“CEO Designee” has the meaning assigned to such term in Section 2.1(a).

“Chairman” has the meaning assigned to such term in Section 2.1(a).

“Change of Control” means the first to occur of the following events: (i) the sale of all or substantially all of the assets of the Company to any Person (or group of Persons acting in concert), other than to (x) the Investors or their respective Affiliates or (y) any employee benefit plan (or trust forming a part thereof) maintained by the Company or its Affiliates or other Person of which a majority of its voting power or other equity securities is owned, directly or indirectly, by the Company (any Person described in the foregoing clauses (x) or (y), an “Affiliated Person”); or (ii) a sale by the Company, any of the Investors or any of their respective Affiliates to a Person (or group of Persons acting in concert) of Common Stock, or a merger, consolidation or similar transaction involving the Company, in any case, that results in more than 50% of the Common Stock of the Company (or any resulting company after a merger) being held by a Person (or group of Persons acting in concert) that does not include an Affiliated Person; in any event, which results in the Investors and their respective Affiliates or such employee benefit plan ceasing to hold the ability to elect a majority of the members of the Board.

“Charter” means the Amended and Restated Certificate of Incorporation of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of this Agreement.

“Closing Date” has the meaning set forth in the recitals.

“Committee” has the meaning assigned to such term in Section 2.2(a).

“Common Stock” means the common stock, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Company” has the meaning assigned to such term in the recitals.

“Company Competitor” means any Person that is primarily engaged in any business that directly or indirectly competes with the business of the Company in the foodservice distribution business in the continental United States.

“Consulting Agreements” means collectively (i) the Consulting Agreement, dated as of July 3, 2007, by and between CD&R and the Company, and (ii) the Consulting Agreement, dated as of July 3, 2007, by and between KKR and the Company, in each case, as the same may be amended from time to time in accordance with its terms and the terms of this Agreement.

“control” (including the terms “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Director” means any member of the Board.

“Equity Securities” means any and all shares of Common Stock of the Company, securities of the Company convertible into, or exchangeable or exercisable for, such shares, and options, warrants or other rights to acquire such shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Transaction” means any acquisition or disposition (whether through merger, consolidation or otherwise) (i) which has a purchase price (including any assumed indebtedness and valuing any non-cash consideration at its Fair Market Value) of less than $25,000,0000 and (ii) which, together with all other Exempt Transactions after the Closing Date has an aggregate purchase price of less than $50,000,000; provided that no transaction described herein with any Affiliate of any Stockholder shall constitute an Exempt Transaction.

“Fair Market Value” means with respect to Common Stock, the average of the closing sale prices of shares on the stock exchange or national market on which the shares are principally trading for a period of 30 trading days ending on the date in question, and with respect to any other non-cash consideration, the fair market value of such non-cash consideration as determined in good faith by the Board.

“GAAP” means generally accepted accounting principles, as in effect in the United States of America from time to time.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

“Indemnification Agreements” means collectively, (i) the Indemnification Agreement, dated as of July 3, 2007, by and among the Company, CD&R and the CD&R Investors, and (ii) the Indemnification Agreement, dated as of July 3, 2007, by and among the Company, KKR and the KKR Investors, in each case, as the same may be amended from time to time in accordance with its terms and the terms of this Agreement.

“Independent Director” means a Director who qualifies as “independent” under Rules 303A.01 and 303A.02 of the New York Stock Exchange Listed Company Manual.

“Investors” means the CD&R Investors and the KKR Investors.

“IPO” has the meaning set forth in the recitals.

“KKR” means Kohlberg Kravis Roberts & Co. L.P.

“KKR Designee” means any Director designated by the KKR Investors pursuant to Section 2.1(a) of this Agreement.

“KKR Investors” means KKR 2006 Fund L.P., KKR PEI Food Investments L.P., KKR Partners III, L.P., OPERF Co-Investment LLC and ASF Walter Co-Invest L.P.

“Losses” has the meaning assigned to such term in Section 3.1(a).

“Original Shares” means when used in reference to any one or more Stockholders, the shares of Common Stock held by such Stockholder on the date hereof, or any shares or other securities which such shares of Common Stock may have been converted into or exchanged for in connection with any exchange, reclassification, dividend, distribution, stock split, combination, subdivision, merger, spin-off, re-capitalization, re-organization or similar transaction.

“Permitted Transferee” means an Affiliate (other than any “portfolio company” described below) of a Stockholder; provided, however, that in both cases such Transferee shall agree in a writing in the form attached as Exhibit A hereto to be bound by and to comply with all applicable provisions of this Agreement; provided, further, however, that in no event shall (A) the Company or any of its Subsidiaries, (B) any “portfolio company” (as such term is customarily used among institutional investors) of any Stockholder or any entity controlled by any portfolio company of any Stockholder or (C) any Company Competitor (whether or not an Affiliate of the Transferring Stockholder) constitute a “Permitted Transferee”.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any Group comprised of two or more of the foregoing.

“Principal Investors” means Clayton, Dubilier & Rice Fund VII, L.P. and KKR 2006 Fund L.P.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, among the Company and each of the Stockholders, as the same may be amended from time to time in accordance with its terms and the terms of this Agreement.

“Repurchase” has the meaning assigned to such term in Section 2.5(a)(v).

“Required Directors” has the meaning assigned to such term in Section 2.5(a).

“Reserved Employee Shares” means options to purchase Common Stock (and shares of Common Stock issuable upon the exercise thereof) to employees, officers, directors or consultants pursuant to any stock option, employee stock purchase or similar equity-based plans approved by the Board of Directors or approved by the Board of Directors and the stockholders of the Company (in each case, as appropriately adjusted for any subsequent stock dividends, combinations, splits or the like), including the 2007 Stock Option Plan for Key Employees of USF Holding Corp. and its Subsidiaries, the US Foods Holding Corp. 2016 Omnibus Incentive Plan and the Employee Stock Purchase Plan.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockholder” has the meaning set forth in the recitals.

“Stockholder Designees” has the meaning assigned to such term in Section 2.1(a).

“Stockholder Indemnitee” has the meaning assigned to such term in Section 3.1(a).

“Subscription Agreements” means the share subscription agreements entered into on July 3, 2008 between the Company and each of the Stockholders pursuant to which each of the Stockholders agreed to purchase from the Company shares of Common Stock.

“Subsidiary” means (i) any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned by another entity, either directly or indirectly, and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which an entity is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any shares of Equity Securities beneficially owned by a Person or any interest in any shares of Equity Securities beneficially owned by a Person. In the event that any Stockholder that is a corporation, partnership, limited liability company or other legal entity (other than an individual, trust or estate) ceases to be controlled by the Person controlling such Stockholder or a Permitted Transferee thereof, such event shall be deemed to constitute a “Transfer” subject to the restrictions on Transfer contained or referenced herein.

“Transferee” means any Person to whom any Stockholder or any Transferee thereof Transfers Equity Securities of the Company in accordance with the terms hereof.

“USF” has the meaning assigned to such term in the recitals.

“Voting Securities” means, at any time, shares of any class of Equity Securities of the Company, which are then entitled to vote generally in the election of Directors.

SECTION 1.2. Other Definitional Provisions. (a) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

CORPORATE GOVERNANCE

SECTION 2.1. Board Representation. (a) On the Closing Date, the Board shall be comprised of nine directors, with one of such nine seats vacant, and thereafter, may be comprised of between two and fifteen Directors, but the number of Directors may only be changed with the consent of the CD&R Investors and the KKR Investors for so long as each has the right to designate a Director pursuant to this Section 2.1(a). On and after the Closing Date, (i) the CD&R Investors, together with their affiliates, shall have the right, but not the obligation, to designate for nomination by the Board as Directors a number of designees equal to (such Persons, the “CD&R Designees”): (A) at least forty percent (40%) of the total number of Directors comprising the Board at such as time as long as the CD&R Investors (together with their affiliates) own at least ninety percent (90%) of their Original Shares, of whom, subject to Section 2.4, one shall be designated Chairman of the Board (“Chairman”); (B) at least thirty percent (30%) of the total number of Directors comprising the Board at such time as long as the CD&R Investors (together with their affiliates) own less than ninety percent (90%) but not less than seventy-five percent (75%) of their Original Shares, of whom, subject to Section 2.4, one shall be designated Chairman; (C) at least twenty percent (20%) of the total number of Directors comprising the Board at such time as long as the CD&R Investors (together with their affiliates) own less than seventy-five percent (75%) but not less than fifty percent (50%) of their Original Shares, of whom, subject to Section 2.4, one shall be designated Chairman; (D) at least ten percent (10%) of the total number of Directors comprising the Board at such time as long as the CD&R Investors (together with their affiliates) own less than fifty percent (50%) but not less than twenty-five percent (25%) of their Original Shares, of whom, subject to Section 2.4, one shall be designated Chairman; and (E) at least five percent (5%) of the total number of Directors comprising the Board at such time as long as the CD&R Investors (together with their affiliates) own less than twenty-five percent (25%) but not less than ten percent (10%) of their Original Shares, of whom, subject to Section 2.4, one shall be designated Chairman; provided that any such Chairman designee pursuant to clauses (A) through (E) shall be an operating partner of CD&R and who shall be entitled to be active in the day-to-day business of the Company and consult with the CEO with respect thereto for so long as the CD&R Investors deem such consultation to be effective; (ii) the KKR Investors, together with their affiliates, shall have the right, but not the obligation, to designate for nomination by the Board as Directors a number of designees equal to (such Persons, the “KKR Designees”, and, together with the CD&R Designees, the “Stockholder Designees”): (A) at least forty percent (40%) of the total number of Directors comprising the Board at such as time as long as the KKR Investors (together with their affiliates) own at least ninety percent (90%) of their Original Shares; (B) at least thirty percent (30%) of the total number of Directors comprising the Board at such time as long as the KKR Investors (together with their affiliates) own less than ninety percent (90%) but not less than seventy-five percent (75%) of their Original Shares; (C) at least twenty percent (20%) of the total number of Directors comprising the Board at such time as long as the KKR Investors (together with their affiliates) own less than seventy-five percent (75%) but not less than fifty percent (50%) of their Original Shares; (D) at least ten percent (10%) of the total number of Directors comprising the Board at such time as long as the KKR Investors (together with their affiliates) own less than fifty percent (50%) but not less than twenty-five percent (25%) of their Original Shares; and (E) at least five percent (5%) of the total number of Directors comprising the Board at such time as long as the KKR Investors (together with their affiliates) own less than twenty-five percent (25%) but not less than ten percent (10%) of their Original Shares; and (iii) one designee shall be the CEO (the “CEO Designee”) who shall be designated jointly by the CD&R Investors and the KKR Investors in accordance with Section 2.5(a).

Effective as of the Closing Date, the CD&R Designees shall initially be John C. Compton, Kenneth A. Giuriceo and Richard J. Schnall, and John C. Compton shall initially be designated as Chairman, the KKR Designees shall initially be Vishal Patel and Nathaniel H. Taylor, and the CEO Designee shall initially be Pietro Satriano.

(b) The Company shall take such action as may be required under applicable law to cause the Board to consist of the number of Directors specified in clause (a).

(c) The Company agrees to include in the slate of nominees recommended by the Board the Stockholder Designees and the CEO Designee and to use its best efforts to cause the election of each such designee to the Board, including nominating such individuals to be elected as Directors as provided herein.

(d) In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Director designated pursuant to clause (i), (ii) or (iii) of Section 2.1(a) (or pursuant to the Initial Agreement), the remaining Directors and the Company shall cause the vacancy created thereby to be filled by a new designee of the CD&R Investors or the KKR Investors, as applicable, who designated such Director as soon as possible, and the Company hereby agrees to take, at any time and from time to time, all actions necessary to accomplish the same.

(e) Each of the Stockholders agrees to vote, or act by written consent with respect to, all Voting Securities beneficially owned by it, at each annual or special meeting of stockholders of the Company at which Directors are to be elected or to take all actions by written consent in lieu of any such meeting as are necessary, to cause the Stockholder Designees and the CEO Designee to be elected to the Board. Each of the Stockholders agrees to use its commercially reasonable efforts to cause the election of each such designee to the Board, including nominating such individuals to be elected as members of the Board. In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Director designated pursuant to clause (i), (ii) or (iii) of Section 2.1(a) (or pursuant to the Initial Agreement) and the remaining Directors pursuant to Section 2.1(d) have caused the vacancy created thereby to be filled by a new designee of the CD&R Investors or KKR Investors, as applicable, then in such case each Stockholder hereby agrees to take, at any time and from time to time, all actions necessary to accomplish the same. Upon the written request of the CD&R Investors or the KKR Investors, as applicable, each other Stockholder shall vote, or act by written consent with respect to, all Voting Securities beneficially owned by it and otherwise take or cause to be taken all actions necessary to remove any Director designated by such Stockholders and to elect any replacement Director designated as provided in this Section 2.1(e). Unless the CD&R Investors or the KKR Investors shall otherwise request in writing, no other Stockholder shall take any action to cause the removal of any Directors designated by such Stockholders.

(f) In the event the CD&R Investors or the KKR Investors, as applicable, shall cease to have the right to designate a Director in accordance with Section 2.1(a), the designee of such Stockholders selected by such Stockholders shall resign and the Directors remaining in office shall decrease the size of the Board to eliminate such vacancy and no consent under Section 2.5(a) shall be required in connection with such decrease.

(g) The Company shall reimburse each Stockholder Designee for their reasonable out-of-pocket expenses incurred by them for the purpose of attending meetings of the Board or committees thereof.

(h) The CD&R Investors and the KKR Investors shall have the right to representation on the board of directors of any Subsidiary in proportion to their representation on the Board.

(i) Following any termination or resignation of the CEO and prior to the hiring of a replacement CEO pursuant to Section 2.4(c), the CD&R Designee serving as Chairman pursuant to Section 2.1(a)(i) shall be entitled to serve also as CEO on an interim basis until such replacement CEO is hired (during which time the Board seat to which the CEO Designee is entitled pursuant to Section 2.1(a)(iii) shall remain vacant). In the event that such CD&R Designee has served as CEO for a period of six months, the continuation of such CD&R Designee to serve in such position shall require the approval of the Required Directors pursuant to Section 2.5(a)(i).

(j) In the event that the size of the Board is expanded to include Independent Directors, the CD&R Investors, on the one hand, and the KKR Investors, on the other hand, shall initially be entitled to designate an equal number of Independent Directors and each such Independent Director shall be subject to the approval of the non-designating Investor.

(k) The rights of the Stockholders pursuant to this Section 2.1 are personal to the Stockholders and shall not be exercised by any Transferee other than a Permitted Transferee described in clause (ii) of the definition thereof.

SECTION 2.2. Committees. (a) The Board shall have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, and may form additional committees upon the approval of the Board (each, a “Committee”). The power and authority of each Committee shall be determined from time to time by the Board.

(b) So long as the CD&R Investors or the KKR Investors, as applicable, have the right to designate at least one (1) Director pursuant to Section 2.1, the Company shall cause the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee or other significant committee of the Board (including, without limitation, any committee performing the functions usually reserved for the committees described above) to include at least one (1) CD&R Designee and one (1) KKR Designee; provided that the right of any Director to serve on a Committee shall be subject to applicable law and the Company’s obligation to comply with any applicable independence requirements of a national securities exchange upon which the Common Stock is listed to which it is then subject.

SECTION 2.3. [Reserved].

SECTION 2.4. Change in CEO. (a) The Principal Investors shall cooperate with each other in good faith to evaluate on a periodic basis the performance of the CEO and shall use all reasonable efforts to reach mutual agreement with respect to whether replacing the CEO at any time is in the best interests of the Company.

(b) [Reserved].

(c) Following any termination or resignation of the CEO, the Stockholder Designees shall cause the Board to promptly initiate a search for a replacement CEO, the hiring of such replacement CEO to require the consent of the Required Directors pursuant to Section 2.5(a)(i). In connection with such search, the Principal Investors shall consider in good faith the need to combine the titles of Chairman and CEO to the extent necessary to attract the most qualified CEO candidates. Upon the termination or resignation of any Person who holds the title of Chairman and CEO, the CD&R Designee shall be entitled to serve as both Chairman pursuant to Section 2.1(a)(i) and interim CEO pursuant to Section 2.1(i). Notwithstanding that such CD&R Designee no longer holds the title of Chairman, such designee shall be entitled to continue to be active in the day-to-day business of the Company as specified in Section 2.1(a)(i).

SECTION 2.5. Consent Rights. (a) In addition to any vote or consent of the Board or the stockholders of the Company required by law or the Charter, and notwithstanding anything in this Agreement to the contrary, the Company shall not, and to the extent applicable, shall not permit any Subsidiary of the Company to, take any of the following actions, or enter into any arrangement or contract to do any of the following actions, without the consent in writing of at least one CD&R Designee and one KKR Designee (the consent of the “Required Directors”), which shall be necessary for authorizing, effecting or validating such transactions; provided that if the CD&R Investors or the KKR Investors, as applicable, are no longer entitled to appoint a Stockholder Designee, any such action shall, subject to Section 2.8(a), require the written consent of the CD&R Investors or the KKR Investors, as applicable:

(i) except as provided in Section 2.4, the selection, hiring, termination or removal of the CEO, any Person hired to replace the CEO, the continuation of a CD&R Designee as interim CEO for a period of greater than six months, and any determination of the compensation of the CEO of the Company or his or her direct reports;

(ii) any (A) merger or consolidation with or into any other Person, or any acquisition of another Person, whether in a single transaction or a series of related transactions, other than any Exempt Transaction, (B) proposed transaction or series of related transactions involving a Change of Control of the Company, or (C) proposed Transfer by a Stockholder except to a Permitted Transferee;

(iii) the incurrence of indebtedness for borrowed money (including through capital leases, the issuance of debt securities or the guarantee of indebtedness of another Person) other than the incurrence of trade payables arising in the ordinary course of operating the business;

(iv) any authorization, creation (by way of reclassification, merger, consolidation or otherwise) or issuance of any securities of the Company and for the avoidance of doubt, in connection with an Exempt Transaction), other than (A) the issuance of Reserved Employee Shares, or (B) the issuance of any securities as consideration in, or in connection with, a transaction approved pursuant to Sections 2.5(a)(ii) or (xiii);

(v) any redemption, acquisition or other purchase of any shares of Common Stock (a “Repurchase”) other than a Repurchase from an employee (not including the CEO) in connection with such employee’s termination of employment with the Company or any Subsidiary;

(vi) any payment or declaration of any dividend or other distribution on any shares of Common Stock or entering into any recapitalization transaction the primary purpose of which is to pay a dividend;

(vii) the creation of any non-wholly owned subsidiaries, or the Transfer or any sale or Transfer of a Subsidiary’s securities to any Person other than the Company or a wholly owned Subsidiary of the Company (other than any pledge of such Subsidiary’s stock pursuant to a financing approved by the Board in accordance with Section 2.5(a)(iii);

(viii) the creation or amendment of any stock option, employee stock purchase or similar equity-based plan for management or employees, or any increase in the number of Reserved Employee Shares;

(ix) [intentionally omitted];

(x) any transaction with or involving any Affiliate of the Company or any Affiliate of any stockholder of the Company that beneficially owns in excess of ten percent (10%) of the voting power of the Company, other than (A) a Transfer to a Permitted Transferee, (B) the Consulting Agreements, the Registration Rights Agreement and the Indemnification Agreements, but including any amendment, termination or material waiver under any such agreements, or (C) any transaction or series of related transactions in the ordinary course of business and on arms-length third-party terms with any “portfolio company” (as such term is customarily used among institutional investors) held or managed by any Affiliate of the Company and not involving amounts in excess of $5,000,000 per annum;

(xi) any amendment, repeal or alteration of the Charter or the Bylaws or any organizational documents of any Subsidiary, whether by or in connection with a merger or consolidation or otherwise;

(xii) any increase or decrease in the size or composition of the Board, committees of the Board, and boards and committees of Subsidiaries of the Company and any termination or removal of an Independent Director;

(xiii) any (A) acquisition of the stock or assets of any Person, or the acquiring by any other manner of any business, properties, assets, or Persons, in one transaction or a series of related transactions, or (B) dispositions of assets of the Company or any Subsidiary, other than, in either case, an Exempt Transaction;

(xiv) [intentionally omitted];

(xv) any voluntary election by the Company or any Subsidiary of the Company to liquidate or dissolve or to commence bankruptcy or insolvency proceedings or the adoption of a plan with respect to any of the foregoing;

(xvi) any material change in a significant accounting policy of the Company and any termination or change of the Company’s independent auditor;

(xvii) [intentionally omitted];

(xviii) [intentionally omitted];

(xix) [intentionally omitted];

(xx) the grant of registration rights to any Stockholder (including any Permitted Transferee of a Stockholder), other than (A) the transfer of demand registration rights permitted by the Registration Rights Agreement or (B) the grant of piggyback registration rights pursuant to any agreement entered into with any management stockholder after the date hereof in the ordinary course;

(xxi) [intentionally omitted];

(xxii) the deregistration of the Company pursuant to Section 7 of the Registration Rights Agreement;

(xxiii) settlement of any litigation to which the Company or any of its Subsidiaries is a party involving the payment by the Company or any of its Subsidiaries of an amount equal to or greater than $15 million;

(xxiv) making a material tax election or entering into any agreement in respect of taxes, including the settlement of any material tax controversy, or similar action relating to the filing of any tax return or the payment of any tax, if such election, agreement or action would reasonably be expected to result in any direct tax liability for any of the Stockholders or any direct or indirect holder of equity in any of the Stockholders; and

(xxv) any material change in the nature of the business of the Company or any Subsidiary, taken as a whole.

(b) In connection with any vote or action by written consent of the stockholders of the Company relating to any matter requiring consent as specified in Section 2.5(a), each Stockholder agrees, with respect to any Voting Securities beneficially owned by such Stockholder with respect to which it has the power to vote, (i) to vote against (and not act by written consent to approve) such matter if such matter has not been consented to by the Required Directors in accordance with Section 2.5(a) and (ii) to take or cause to be taken, upon the written request of the CD&R Investors (if such matter has not been consented to by a CD&R Designee) or the KKR Investors (if such matter has not been consented to by a KKR Designee), all other reasonable actions, at the expense of the Company, required, to the extent permitted by law, to prevent the taking of any action by the Company with respect to a matter unless such matter has been consented to by the Required Directors in accordance with Section 2.5(a).

(c) Each Stockholder (i) that is a Permitted Transferee, an Affiliate co-investor or a co-investment vehicle hereby irrevocably grants to and appoints the Principal Investor which is an Affiliate of such Stockholder and (ii) that is not a Person described in clause (i), hereby irrevocably grants to and appoints the Principal Investors collectively (to act by unanimous consent) such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote or act by written consent with respect to such Stockholder’s Common Stock, and to grant a consent, proxy or approval in respect of such Common Stock, in the event that such Stockholder fails at any time to vote or act by written consent with respect to any of its Common Stock in the manner agreed by such Stockholder in this Agreement, in each case in accordance with such Stockholder’s agreements contained in this

Agreement. Each Stockholder (other than the Principal Investors) hereby affirms that the irrevocable proxy set forth in this Section 2.5(c) will be valid for the term of this Agreement and is given to secure the performance of the obligations of such Stockholder under this Agreement. Each such Stockholder hereby further affirms that each proxy hereby granted shall be irrevocable and shall be deemed coupled with an interest and shall extend for the term of this Agreement, or, if earlier, until the last date permitted by applicable law. For the avoidance of doubt, except as expressly contemplated by this Section 2.5(c), none of the Stockholders has been granted a proxy to any Person to exercise the rights of any such Stockholder under this Agreement or any other agreement to which such Stockholders is a party.

SECTION 2.6. Available Financial Information. (a) Upon the written request of such Stockholder, the Company will deliver, or will cause to be delivered, the information set forth in clauses (iii) and (iv) to each requesting Stockholder and, and upon the written request of any Principal Investor, the information listed in clause (i) and (ii) to such Principal Investor and any transferee of a CD&R Investor or a KKR Investor which holds shares of Common Stock that constitute at least twenty-five percent (25%) of the Original Shares of the CD&R Investors or the KKR Investors, as applicable, until such time as such Stockholder and its Affiliates shall cease to own any shares of Common Stock:

(i) as soon as available after the end of each month and in any event within thirty (30) days thereafter, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such month and consolidated statements of operations, income, cash flows, retained earnings and stockholders’ equity of the Company and its Subsidiaries, for each month and for the current fiscal year of the Company to date, prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of notes thereto), together with a comparison of such statements to the corresponding periods of the prior fiscal year and to the Company’s business plan then in effect and approved by the Board;

(ii) an annual budget, a business plan and financial forecasts for the Company for the next fiscal year of the Company (the “Annual Budget”), no later than thirty (30) days before the beginning of the Company’s next fiscal year, in such manner and form as approved by the Board, which shall include at least a projection of income and a projected cash flow statement for each fiscal quarter in such fiscal year and a projected balance sheet as of the end of each fiscal quarter in such fiscal year, in each case prepared in reasonable detail, with appropriate presentation and discussion of the principal assumptions upon which such budgets and projections are based, which shall be accompanied by the statement of the chief executive officer or chief financial officer or equivalent officer of the Company to the effect that such budget and projections are based on reasonable and good faith estimates and assumptions made by the management of the Company for the respective periods covered thereby; it being recognized by such holders that such budgets and projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by them may differ from the projected results. Any material changes in such Annual Budget shall be delivered to the Stockholders as promptly as practicable after such changes have been approved by the Board;

(iii) as soon as available after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, (A) the annual financial statements required to be filed by the Company pursuant to the Exchange Act or (B) a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, and consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by the opinion of independent public accountants of recognized national standing selected by the Company, and a Company-prepared comparison to the Company’s Annual Budget for such year as approved by the Board; and

(iv) as soon as available after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, (A) the quarterly financial statements required to be filed by the Company pursuant to the Exchange Act or (B) a consolidated balance sheet of the Company and its Subsidiaries as of the end of each such quarterly period, and consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such period and for the current fiscal year to date, prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of notes thereto) and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year and to the Company’s Annual Budget then in effect as approved by the Board, all in reasonable detail and certified by the principal financial or accounting officer of the Company.

(b) Other Information. The Company covenants and agrees to deliver to each Stockholder, upon written request, so long as such Stockholder owns at least five percent (5%) of the outstanding shares of Common Stock, with reasonable promptness, such other information and data (including such information and reports made available to any lender of the Company or any of its Subsidiaries under any credit agreement or otherwise) with respect to the Company and each of its Subsidiaries as from time to time may be reasonably requested by any such Stockholder; provided that the Company reserves the right to withhold any information under this Section 2.6(b) or access under Section 2.7 from a Stockholder if the Board determines that providing such information or granting such access would reasonably be expected to adversely affect the Company on a competitive basis or otherwise. Each such Stockholder shall have access to such other information concerning the Company’s business or financial condition and the Company’s management as may be reasonably requested, including all rights necessary to satisfy VCOC requirements applicable to such Stockholder.

SECTION 2.7. Access. The Company shall, and shall cause its Subsidiaries, officers, directors, employees, auditors and other agents to, until such time as an Stockholder shall cease to own any shares of Common Stock, (a) afford the officers, employees, auditors and other agents of such Stockholder, during normal business hours and upon reasonable notice reasonable access at all reasonable times to its officers, employees, auditors, legal counsel, properties, offices, plants and other facilities and to all books and records, and (b) afford such Stockholder the opportunity to discuss the affairs, finances and accounts of the Company and its Subsidiaries with their respective officers from time to time as each such Stockholder may reasonably request.

SECTION 2.8. Termination of Rights. Notwithstanding Sections 2.4 and 2.5, at such time as the CD&R Investors or the KKR Investors, as applicable, together with their respective Affiliates, shall cease to own a number of shares of Common Stock equal to at least ten percent (10%) of the outstanding shares of Common Stock, the CD&R Investors or the KKR Investors, as applicable, shall cease to have any rights under Sections 2.4 and 2.5.

ARTICLE III

MISCELLANEOUS

SECTION 3.1. Stockholder Indemnification; Reimbursement of Expenses.

(a) The Company agrees to indemnify and hold harmless each Stockholder, their respective directors, members, managers and officers and their Affiliates (the Stockholders, and the respective directors, officers, partners, members, managers, Affiliates and controlling persons thereof, each, an “Stockholder Indemnitee”) from and against any and all liability, including, without limitation, all obligations, costs, fines, claims, actions, injuries, demands, suits, judgments, proceedings, investigations, arbitrations (including stockholder claims, actions, injuries, demands, suits, judgments, proceedings, investigations or arbitrations) and reasonable expenses, including reasonable accountant’s and reasonable attorney’s fees and expenses (together the “Losses”), incurred by such Stockholder Indemnitee before or after the date of this Agreement and arising out of, resulting from, or relating to (i) such Stockholder Indemnitee’s purchase and/or ownership of any Equity Securities, (ii) the transactions contemplated by the Subscription Agreement to which it is a party (including the agreements described therein), and any other subscription agreements pursuant to which any Stockholder Indemnitee purchased securities of the Company and all agreements contemplated thereby, or (iii) any litigation to which any Stockholder Indemnitee is made a party in its capacity as a stockholder or owner of securities (or a partner, director, officer, member, manager, Affiliate or controlling person of any Stockholder Indemnitee) of the Company; provided that the foregoing indemnification rights in this Section 3.1 shall not be available to the extent that (a) any such Losses are incurred as a result of such Stockholder Indemnitee’s willful misconduct or gross negligence; (b) any such Losses are incurred as a result of non-compliance by such Stockholder Indemnitee with any laws or regulations applicable to any of them; (c) any such Losses are incurred as a result of non-compliance by such Stockholder Indemnitee with its obligations under any of the agreements or instruments referenced above or any other agreements or instruments to which such Stockholder Indemnitee is or becomes a party or otherwise becomes bound; or (d) subject to the rights of contribution provided for below, to the extent indemnification for any Losses would violate any applicable law, regulation or public policy. For purposes of this Section 3.1, none of the circumstances described in the limitations contained in the proviso in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Stockholder Indemnitee as to any previously advanced indemnity payments made by the Company under this Section 3.1, then such payments shall be promptly repaid by such Stockholder Indemnitee to the Company. The rights of any Stockholder Indemnitee to indemnification hereunder will be in addition to any other rights any such party may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Stockholder Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation. In the event of any payment of indemnification pursuant to this Section 3.1, so long as any Stockholder Indemnitee is fully indemnified for all Losses, the Company will be subrogated to the extent of such payment to all of the related rights of recovery of the Stockholder Indemnitee to which such payment is made against all other Persons. Such Stockholder Indemnitee shall execute all papers reasonably required to evidence such rights. The Company will be entitled at its election to participate in the defense of any third party claim upon which indemnification is due pursuant to this Section 3.1 or to assume the defense thereof, with counsel reasonably satisfactory to such Stockholder Indemnitee unless, in the reasonable judgment of the Stockholder Indemnitee, a conflict of interest between the Company and such Stockholder Indemnitee may exist, in which case such Stockholder Indemnitee shall have the right to assume its own defense and the Company shall be liable for all reasonable expenses therefor. Except as set forth above, should the Company assume such defense all further defense costs of the Stockholder Indemnitee in respect of such third party claim shall be for the sole account of such party and not subject to indemnification hereunder. The Company will not without the prior written consent of the Stockholder Indemnitee effect any settlement of any threatened or pending third party claim in which such Stockholder Indemnitee is or could have been a party and be entitled to indemnification hereunder unless such settlement solely involves the payment of money and includes an unconditional release of such Stockholder Indemnitee from all liability and claims that are the subject matter of such claim. If the indemnification provided for above is unavailable in respect of any Losses, then the Company, in lieu of indemnifying an Stockholder Indemnitee, shall contribute to the amount paid or payable by such Stockholder Indemnitee in such proportion as is appropriate to reflect the relative fault of the Company and such Stockholder Indemnitee in connection with the actions which resulted in such Losses, as well as any other equitable considerations.

The Company agrees to pay or reimburse (i) the Stockholders for (A) all reasonable costs and expenses (including reasonable attorneys fees, charges, disbursement and expenses) incurred in connection with any amendment, supplement, modification or waiver of or to any of the terms or provisions of this Agreement or any related agreements and (B) in connection with any stamp, transfer, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any related agreements; and (ii) each Stockholder for all costs and expenses of such Stockholder (including reasonable attorneys fees, charges, disbursement and expenses) incurred in connection with (1) the consent to any departure by the Company or any of its Subsidiaries from the terms of any provision of this Agreement or any related agreements and (2) the enforcement or exercise by such Stockholder of any right granted to it or provided for hereunder.

SECTION 3.2. Termination. Subject to the early termination of any provision as a result of an amendment to this Agreement agreed to by the Board and the Stockholders as provided under Section 3.3 (i) the provisions of Article II shall, with respect to each Stockholder, terminate as provided in the applicable Section of Article II or, if not so provided, as provided in Section 2.8 and (ii) Section 3.1 of this Agreement shall not terminate. Nothing herein shall relieve any party from any liability for the breach of any of the agreements set forth in this Agreement.

SECTION 3.3. Amendments and Waivers. (a) Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective without the approval of the Board and each of the CD&R Investors and the KKR Investors; provided, that any Stockholder may waive (in writing) the benefit of any provision of this Agreement with respect to itself for any purpose. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms. Any written amendment or waiver to this Agreement that receives the vote or consent of the Stockholders provided herein need not be signed by all Stockholders, but shall be effective in accordance with its terms and shall be binding upon all Stockholders.

SECTION 3.4. Successors, Assigns and Transferees. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Stockholders may assign their respective rights and obligations hereunder to any Transferees only to the extent expressly provided herein.

SECTION 3.5. [Reserved].

SECTION 3.6. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day, provided that a copy of such notice is also sent via nationally recognized overnight courier, specifying next day delivery, with written verification of receipt; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to such party’s address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

if to the Company, to:

US Foods Holding Corp.

9399 W. Higgins Road, Suite 500

Rosemont, Illinois 60018

Attention: Juliette W. Pryor, Esq.

Facsimile: (847) 720-8000

with a copy (which shall not constitute notice) to:

Kohlberg Kravis Roberts & Co. L.P.

2800 Sand Hill Road, Suite 94025

Menlo Park, California 94025

Attention: Nathaniel H. Taylor

Facsimile: 650-233-6561

and

Clayton, Dubilier & Rice, Inc.

375 Park Avenue

18th Floor

New York, New York 10152

Attention: Richard J. Schnall

Facsimile: (212) 407-5252

with a copy (which shall not constitute notice) to:

Jenner & Block LLP

919 Third Avenue

New York, New York 10022

Attention: Kevin T. Collins

Facsimile: (212) 891-1699

and

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: Steven J. Slutzky, Esq.

Facsimile: (212) 909-6036

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Marnie Lerner

Facsimile: (212) 455-2502

if to a KKR Investor, to:

Kohlberg Kravis Roberts & Co. L.P.

2800 Sand Hill Road, Suite 94025

Menlo Park, California 94025

Attention: Nathaniel H. Taylor

Facsimile: 650-233-6561

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Marnie Lerner

Facsimile: (212) 455-2502

if to a CD&R Investor, to:

Clayton, Dubilier & Rice, Inc.

375 Park Avenue

18th Floor

New York, New York 10152

Attention: Richard J. Schnall

Facsimile: (212) 407-5252

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: Steven J. Slutzky, Esq.

Facsimile: (212) 909-6036

SECTION 3.7. Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

SECTION 3.8. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement together with the Registration Rights Agreement and the Subscription Agreements embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

SECTION 3.9. Restrictions on Other Agreements; Bylaws. (a) Following the date hereof, no Stockholder or any of its, her or his Permitted Transferees shall enter into or agree to be bound by any stockholder agreements or arrangements of any kind with any Person with respect to any Equity Securities except pursuant to the agreements specifically contemplated by the Subscription Agreement to which it is a party and the Registration Rights Agreement.

(b) The provisions of this Agreement shall be controlling if any such provisions or the operation thereof conflict with the provisions of the Company’s Bylaws. Each of the parties covenants and agrees to vote their Equity Securities and to take any other action reasonably requested by the Company or any Stockholder to amend the Company’s Bylaws so as to avoid any conflict with the provisions hereof.

SECTION 3.11. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

SECTION 3.12. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed in all respects by the laws of the State of New York regardless of the law that might be applied under principles of conflict of laws to the extent such principles would require or permit the application of the laws of another jurisdiction. No suit, action or proceeding with respect to this Agreement may be brought in any court or before any similar authority other than in a court of competent jurisdiction in the State of New York, and the parties hereto hereby submit to the exclusive jurisdiction of such courts for the purpose of such suit, proceeding or judgment. Each party hereto hereby irrevocably waives any right it may have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority. Each of the parties hereto hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement and for any counterclaim therein.

SECTION 3.13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

SECTION 3.14. Enforcement. Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

SECTION 3.15. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 3.16. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Stockholder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of any Stockholder or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Stockholder or any current or future member of any Stockholder or any current or future director, officer, employee, partner or member of any Stockholder or of any Affiliate or assignee thereof, as such for any obligation of any Stockholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

SECTION 3.17. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile signature(s).

[Rest of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date set forth in the first paragraph hereof.

US FOODS HOLDING CORP.

By:	/s/ Juliette Pryor
	Name:	Juliette Pryor
	Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to US Foods Holding Corp. Amended and Restated Stockholders Agreement]

KKR 2006 FUND L.P.

By:	KKR Associates 2006 L.P.,
its General Partner

By:	KKR 2006 GP LLC,
its General Partner

By:	/s/ William J. Janetschek
	Name:	William J. Janetschek
	Title:	Vice President

KKR PEI FOOD INVESTMENTS L.P.

By:	KKR PEI Food Investments GP LLC,
its General Partner

By:	/s/ William J. Janetschek
	Name:	William J. Janetschek
	Title:	Chief Financial Officer

KKR PARTNERS III, L.P.

By:	KKR III GP LLC,
its General Partner

By:	/s/ William J. Janetschek
	Name:	William J. Janetschek
	Title:	Authorized Person

OPERF CO-INVESTMENT LLC

By:	KKR Associates 2006 L.P.,
its Manager

By:	KKR 2006 GP LLC,
its General Partner

By:	/s/ William J. Janetschek
	Name:	William J. Janetschek
	Title:	Vice President

[Signature Page to US Foods Holding Corp. Amended and Restated Stockholders Agreement]

ASF WALTER CO-INVEST L.P.

By:	ASF Walter Co-Invest GP Limited,
its General Partner

By:	/s/ William J. Janetschek
	Name:	William J. Janetschek
	Title:	Director

[Signature Page to US Foods Holding Corp. Amended and Restated Stockholders Agreement]

CLAYTON, DUBILIER & RICE FUND VII, L.P.

By:	CD&R Associates VII, Ltd.,
its General Partner

By:	/s/ Theresa A. Gore
	Name:	Theresa A. Gore
	Title:	Vice President, Treasurer & Assistant Secretary

CLAYTON, DUBILIER & RICE FUND VII (CO-
INVESTMENT), L.P.

By:	CD&R Associates VII (Co-Investment), Ltd.,
its General Partner

By:	/s/ Theresa A. Gore
	Name:	Theresa A. Gore
	Title:	Vice President, Treasurer & Assistant Secretary

CD&R PARALLEL FUND VII, L.P.

By:	CD&R Parallel Fund Associates VII, Ltd.,
its General Partner

By:	/s/ Theresa A. Gore
	Name:	Theresa A. Gore
	Title:	Vice President, Treasurer & Assistant Secretary

CDR USF CO-INVESTOR L.P.

By:	CDR USF Co-Investor GP Limited,
its General Partner

By:	/s/ Theresa A. Gore
	Name:	Theresa A. Gore
	Title:	Vice President, Treasurer & Assistant Secretary

[Signature Page to US Foods Holding Corp. Amended and Restated Stockholders Agreement]

CDR USF CO-INVESTOR NO. 2, L.P.

By:	CDR USF Co-Investor GP No. 2 Limited, its
General Partner

By:	/s/ Theresa A. Gore
	Name:	Theresa A. Gore
	Title:	Vice President, Treasurer & Assistant Secretary

[Signature Page to US Foods Holding Corp. Amended and Restated Stockholders Agreement]

Exhibit A

Assignment and Assumption Agreement

Pursuant to the Amended and Restated Stockholders Agreement, dated as of June 1, 2016 (the “Stockholders Agreement”), among US Foods Holding Corp., a Delaware corporation (the “Company”), and each of the stockholders of the Company whose name appears on the signature pages listed therein (each, a “Stockholder” and collectively, the “Stockholders”),                      (the “Transferor”) hereby assigns to the undersigned the rights that may be assigned thereunder, and the undersigned hereby agrees that, having acquired Equity Securities as permitted by the terms of the Stockholders Agreement, the undersigned shall assume the obligations of the Transferor under the Stockholders Agreement. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Stockholders Agreement.

Listed below is information regarding the Equity Securities:

Number of Shares of Common Stock

[Rest of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has executed this Assumption Agreement as of                 ,         .

[NAME OF TRANSFEREE]

Name:
Title:

Acknowledged by:

US FOODS HOLDING CORP.

By:
Name:
Title: